SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
UNITED STATES
FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Rule 12g-4 (a) (1) (i)
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
(Title of each class of securities covered by this Form)
(Titles of all other securities for which a duty to file reports under section 13(a) or 15(d) remains)
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4 (a) (1) (ii)
Rule 12h-3 (b) (1) (i)
Rule 12g-4 (a) (2) (ii)
Rule 12g-4 (a) (2) (i)
Rule 12h-3 (b) (1) (ii)
Rule 12h-3 (b) (2) (i)
Rule 12h-3 (b) (2) (ii)
Rule 15d-6
Approximate number of holders of record as of the certification or notice date: 117

Commission File Number:
333-130192-36
J.P. MORGAN MORTGAGE TRUST 2007-A2
MORTGAGE PASS-THROUGH CERTIFICATES
None
Date:
J.P. MORGAN MORTGAGE TRUST 2007-A2
1/29/2008
(Issuing Entity)
U.S. Bank National Association
(Master Servicer)
270 Park Avenue, New York, NY, 10017, (212) 834-3850
Class:
Pursuant to the requirements of the Securities Exchange Act of 1934, J.P. Morgan Acceptance Corporation I has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
J.P. MORGAN MORTGAGE TRUST 2007-A2 MORTGAGE PASS-THROUGH CERTIFICATES
(Exact name of registrant as specified in its charter)
J.P. Morgan Acceptance Corporation I
(Exact name of issuing entity as specified in its charter)

X
1-A-1 1-A-1M 1-A-1S 1-A-2
1-A-R 2-A-1 2-A-2 2-A-3
2-A-3F 2-A-3L 2-A-3M 2-A-3S
2-A-4 2-A-5 2-A-5M 2-A-5S
3-A-1 3-A-2 3-A-3 3-A-3F
3-A-3L 3-A-3M 3-A-3S 3-A-4
3-A-5 4-A-1 4-A-1M 4-A-1S
4-A-2 4-A-2F 4-A-2L 4-A-2M
4-A-2S 4-A-3 4-A-4 4-A-4M
4-A-4S B-1 B-2 B-3
B-4 B-5 B-6 P
(Signature)
Shannon M. Rantz
Vice President
Shannon M. Rantz
/s/ :